September 26, 2016

Judy Verses

Dear Judy:

I am very pleased to confirm our offer of employment with John Wiley & Sons, Inc. as EVP, Research, contingent upon a satisfactory background check.

As discussed, your employment date will be on or about October 24-, 2016.  Your salary will be $17,083.33 semi-monthly, equivalent to $410,000 annually.

For fiscal year 2017 (“FY17”), which began on May 1, 2016, you will be eligible to participate in the Executive Annual Incentive Plan (“EAIP”), with a target incentive equal to $250,000.  Payout may range between 50% and 150% based on achievement of corporate and Research financial goals and strategic milestones, and $150,000 of that amount will be guaranteed.

Beginning in fiscal year 2018 (“FY18”), your target incentive under the EAIP will be equal to 75% of your base salary in effect for that fiscal year.  Payout may range between 50% and 150% based on achievement of corporate and Research financial goals and strategic milestones.  There is no payout of the EAIP if achievement of financial goals and strategic milestones is below the threshold level. All payouts under the EAIP are subject to and in accordance with plan provisions.

You will receive a sign-on bonus of $50,000 payable within 90 days of hire, subject to taxes and other withholding.  You will be required to pay back the sign-on bonus if you leave the Company voluntarily within one year of your hire date.

Beginning with the FY2017-19 performance cycle, which began on May 1, 2016, you will be eligible to participate in the Company’s Executive Long-Term Incentive Program (“ELTIP”).  Your targeted long-term incentive for this cycle is $500,000.  Sixty percent of your ELTIP value is delivered in the form of target performance share units and forty percent in restricted share units using a ten-day average stock price in June when grants are made.  Payout of restricted performance share units under the Plan is based on achievement of corporate financial metrics for the cycle, currently three-year cumulative EBITDA and three-year cumulative free cash flow. The payout range is 50% for threshold level financial achievement and 150% for outstanding level financial achievement.  There is no payout of the restricted performance share units if financial performance is below the threshold level.  All payouts under the ELTIP are subject to and in accordance with plan provisions.

As an executive officer, your compensation is based upon the recommendation of the President and CEO and subject to approval by the Executive Compensation and Development Committee of the Board of Directors. All compensation is subject to withholding and payroll taxes.

We will provide temporary housing for up to sixty days in Hoboken while you look for housing in the NJ metropolitan area. In addition, we will provide lease break support and reimbursement for shipment of household goods, if needed, up to a maximum of $20,000.

You will be eligible to participate in Wiley's benefits plans in accordance with Company policy.

Beginning calendar year 2017, you will be eligible for twenty-nine (29) days of paid time off plus two floating holidays. Paid time off accrual and scheduling will be in accordance with Company policy.

While we look forward to a mutually beneficial relationship, your employment is "at-will."  This offer letter is not a contract and does not guarantee any employment duration, terms, or conditions. Should your employment be involuntarily terminated without cause or due to constructive discharge, you will receive as severance one month of base salary for each year of service subject to a minimum of twelve months and a maximum of eighteen months.  In the event your employment is involuntarily terminated without cause or due to constructive discharge within 24 months of a change in control, you will receive as severance eighteen months of base salary plus your target annual incentive.  All severance outlined herein will be in accordance with the Executive Severance Plan, and is subject to your signing a release and waiver of claims and compliance with non-competition, non-solicitation, non-disclosure and non-disparagement restrictive covenants.

Judy, I know that you will contribute significantly to the success of the Company. I am sure you will find this position challenging and rewarding, and I look forward to working with you.

Please sign and return this letter to me at the address noted.

Sincerely,              Acknowledged and Agreed:

/s/ Archana Singh	/s/ Judy Verses
Archana Singh	Judy Verses
EVP and Chief Human Resources Officer
Date : September 26, 2016